AgroFresh Solutions Reports Results for First Quarter of 2020

•First quarter net sales decreased 15.2% (9.8% on a constant currency basis) versus the prior year period due to adverse growing conditions in Latin America and isolated impacts of the pandemic that include weakening of local currencies.
•Gross profit margin increased 330 basis points to 74.2% versus the prior year period primarily due to supply chain efficiencies put in place at the end of 2019.
•Selling, general and administrative expense decreased 13.8% to $13.7 million for the first quarter of 2020, and decreased 5.8% when excluding nonrecurring items related to litigation and M&A, versus the prior year period.
•Net loss of $3.8 million for the first quarter of 2020, as compared to net loss of $12.6 million for the first quarter of 2019.
•Adjusted EBITDA(1) of $11.2 million for the first quarter of 2020, as compared to $12.5 million in the first quarter of 2019; first quarter adjusted EBITDA margin improved 190 basis points to 33.9% versus the prior year period.
PHILADELPHIA, May 11, 2020 --AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the first quarter ended March 31, 2020.
Jordi Ferre, Chief Executive Officer commented, "We continue to look at our business in halves versus quarters, to capture the completion of both the southern and northern hemisphere seasons. Several of our key southern hemisphere markets in Latin America are experiencing adverse growing conditions this season, which is creating a delay in harvest timing and to a lesser extent impacting yields, which weighed on our year-over-year revenue performance. AgroFresh's local presence and service-oriented culture is the foundation of our resilient business, providing us the ability to navigate this challenging period. Despite the obstacles presented by the COVID-19 pandemic, we have continued to provide the necessary products and services to help growers maximize the value of their crops this season, and will maintain that commitment regardless of the circumstances we face.
"The fundamentals of our business are solid. We remain focused on improving the facets of the business that we can control in these uncertain times, building on efficiencies, and reallocating resources so we can best serve our global customers. Our cost optimization initiatives continue to yield results, delivering a 5.8% improvement in selling, general and administrative expense in the first quarter, excluding non-recurring costs. These savings, coupled with efforts to streamline our supply chain, have resulted in a 190 basis points improvement in our adjusted EBITDA margin for the quarter. This improvement demonstrates our ability to enhance the financial profile of our business, which is supporting our efforts to refinance our debt in the coming months. We look forward to sharing additional information once this process has concluded."
Financial Highlights for the First Quarter of 2020
Net sales for the first quarter of 2020 decreased 15.2%, to $33.0 million, compared to $38.9 million in the first quarter of 2019. Excluding the impact of foreign currency exchange, which reduced revenue by $2.1 million compared to the first quarter of 2019, revenue decreased 9.8%. The net sales decrease was primarily the result of adverse harvest conditions experienced in key Latin American markets, such as Brazil, Chile, Argentina and Australia which are impacting harvest timing, logistics and yields.
Gross profit for the first quarter was $24.5 million compared to $27.6 million in the prior year period. Gross profit margin increased 330 basis points to 74.2% versus 70.9% in the prior year period. The higher gross margin was primarily the result of supply chain efficiencies that were put in place at the end of 2019.
Research and development costs were $2.6 million in the first quarter of 2020, compared to $3.9 million in the prior year period. This decrease was driven primarily by the timing of projects.

Selling, general and administrative expenses decreased 13.8%, to $13.7 million in the first quarter of 2020 as compared to $15.9 million in the prior year period. Included in selling, general and administrative expenses were $1.7 million in the current quarter and $3.2 million in the prior year quarter of costs associated with non-recurring items that included M&A and litigation. Excluding these items, selling general and administrative expenses decreased approximately 5.8% in the first quarter versus the prior year period, which reflects the Company's ongoing cost optimization initiatives.
First quarter 2020 net loss was $3.8 million, compared to net loss of $12.6 million in the prior year period.
Adjusted EBITDA(1) was $11.2 million in the first quarter of 2020, compared to $12.5 million in the prior year period. Adjusted EBITDA margin improved 190 basis points to 33.9% versus the prior year.
As of March 31, 2020, cash and cash equivalents were $28.3 million.
Conference Call
The Company will host a conference call and webcast today at 4:30pm ET where members of the executive management team will discuss these results with additional comments and details. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.
A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 pm. ET, May 11, 2020 through May 25, 2020. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13702347.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including incentive bonuses and for bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers by supplying post-harvest solutions across the industry that enhance crop values while conserving our planet’s resources and reducing global food waste.
Visit www.agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, the Company’s ability to refinance its existing indebtedness, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-

looking statements. These risks include, without limitation, the risk of increased competition, the ability of the business to grow and manage growth profitably, risks associated with acquisitions and investments, changes in applicable laws or regulations, conditions in the global economy, including the effects of the coronavirus outbreak, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	March 31, 2020	December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$28,300	$29,288
Accounts receivable, net of allowance for doubtful accounts of $2,079 and $2,232, respectively	58,551	68,634
Inventories	23,154	22,621
Other current assets	12,889	11,802
Total Current Assets	122,894	132,345
Property and equipment, net	12,739	13,177
Goodwill	6,246	6,323
Intangible assets, net	620,225	631,369
Deferred income tax assets	13,523	10,317
Other assets	11,549	12,161
TOTAL ASSETS	$787,176	$805,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,586	$15,105
Current portion of long-term debt	4,966	4,675
Income taxes payable	5,113	5,648
Accrued expenses and other current liabilities	21,991	24,350
Total Current Liabilities	46,656	49,778
Long-term debt	398,157	398,064
Other noncurrent liabilities	6,636	7,246
Deferred income tax liabilities	15,156	16,574
Total Liabilities	466,605	471,662

Commitments and contingencies (see Note 19)
Stockholders’ Equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 51,835,988 and 51,839,527 shares issued and 51,174,607 and 51,178,146 outstanding at March 31, 2020 and December 31, 2019, respectively	5	5
Preferred stock, par value $0.0001; 1 share authorized and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Treasury stock, par value $0.0001; 661,381 shares at March 31, 2020 and December 31, 2019, respectively	(3,885)	(3,885)
Additional paid-in capital	561,483	561,006
Accumulated deficit	(203,269)	(199,621)
Accumulated other comprehensive loss	(41,182)	(31,060)
Total AgroFresh Stockholders’ Equity	313,152	326,445
Non-controlling interest	7,419	7,585
Total Equity	320,571	334,030
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$787,176	$805,692

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net sales	$33,023	$38,940
Cost of sales (excluding amortization of intangibles, shown separately below)	8,528	11,335
Gross profit	24,495	27,605
Research and development expenses	2,642	3,897
Selling, general, and administrative expenses	13,709	15,898
Amortization of intangibles	10,957	11,616
Change in fair value of contingent consideration	—	190
Operating loss	(2,813)	(3,996)
Other income (expense)	1,507	(12)
Gain (loss) on foreign currency exchange	627	(419)
Interest expense, net	(6,966)	(8,745)
Loss before income taxes	(7,645)	(13,172)
Income taxes benefit	(3,831)	(587)
Net loss including non-controlling interests	$(3,814)	$(12,585)
Less: Net (loss) gain attributable to non-controlling interests	(166)	34
Net loss attributable to AgroFresh Solutions, Inc	$(3,648)	$(12,619)

Net loss per share:
Basic	$(0.08)	$(0.25)
Diluted	$(0.08)	$(0.25)
Weighted average shares outstanding:
Basic	50,525,781	50,042,054
Diluted	50,525,781	50,042,054

Non-GAAP Measures

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is a reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss:

(in thousands)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
GAAP net loss including non-controlling interests	$(3,814)	$(12,585)
Benefit for income taxes	(3,831)	(587)
Interest expense(1)	6,966	8,745
Depreciation and amortization	11,577	12,061
Non-GAAP EBITDA	$10,898	$7,634
Share-based compensation	788	557
Severance related costs(2)	—	489
Other non-recurring costs(3)	1,744	3,193
(Gain) loss on foreign currency exchange(4)	(627)	419
Mark-to-market adjustments, net(5)	—	190
Legal recovery	(1,600)	—
Non-GAAP Adjusted EBITDA	$11,203	$12,482

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(1) Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration.
(2)  Severance costs related to ongoing cost optimization initiatives.
(3) Costs related to certain professional and other infrequent or non-recurring fees, including those associated with transition service agreement, litigation and M&A related fees.
(4) (Gain) loss on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency other than the entity's functional currency.
(5)  Non-cash adjustment to the fair value of contingent consideration related to the Tecnidex acquisition.